Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ALSET EHOME INTERNATIONAL INC.

Alset EHome International Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Third Amended and Restated Certificate of Incorporation originally filed with the Secretary of State on July 7, 2020 (the “Amended and Restated Certificate of Incorporation”).

2. Article IV, Section 4.1 of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

4.1 Authorized Capital Stock. The aggregate number of shares of capital stock that the Corporation is authorized to issue is Two Hundred and Seventy-Five Million (275,000,000), of which Two Hundred and Fifty Million (250,000,000) shares are common stock having a par value of $0.001 per share (the “Common Stock”), and Twenty-Five Million (25,000,000) shares are preferred stock having a par value of $0.001 per share (the “Preferred Stock”).

3. This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned on this 14th day of June, 2021.

By	/s/ Chan Heng Fai
Chan Heng Fai
Chief Executive Officer and
Chairman of the Board